EXHIBIT 5






May 18, 1995




Eaton Corporation
Eaton Center
Cleveland, Ohio  44114

Re:  Eaton Corporation Form S-3 Registration Statement --2,072,400 Common
     Shares

Ladies and Gentlemen:

Eaton Corporation ("Eaton") is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") for the registration, under the Securities Act of 1933, as amended, of 2,072,400 Eaton common shares with a par value of $. 50 each ("Common Shares") owned by an Eaton shareholder.

Item 601 of Regulation S-K requires that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-3 registration statement. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

I have examined the following:

     A.  A copy of Eaton's Amended Articles of Incorporation and
Amended Regulations.

     B. The records of the proceedings incorporating Eaton under the laws of the State of Ohio, records of other proceedings and public officials concerning the present status of Eaton as a corporation and records of the proceedings of Eaton's Board of Directors and shareholders concerning authorization and issuance of Common Shares.

I have examined such other records and documents, and obtained such other information, as I have deemed advisable in order to render this opinion.

As a result of the foregoing, I am of the opinion that:

     (1) Eaton is a corporation validly organized and existing and in good standing under the laws of the State of Ohio.

       (2) Eaton is authorized to issue 300,000,000 Common Shares, of which 77,832,419 Common Shares were issued and outstanding as of March 31, 1995. When issued, the Common Shares which are the subject of the registration statement will be legally issued, fully paid and non-assessable.

I hereby consent to the use and filing of this opinion in connection with the Registration Statement.




Very truly yours,

EATON CORPORATION


/s/Gerald L. Gherlein


Gerald L. Gherlein,
Executive Vice President
  and General Counsel